EXHIBIT 21

Technology Solutions Company

Subsidiaries of the Company

The following are all the subsidiaries of the Registrant and are included in its audited consolidated financial statements filed with its Annual Report on Form 10-K for the year ended December 31, 2006.

Place of
Subsidiary (Year Organized or Acquired)	Incorporation
Technology Solutions Company de Mexico S.A. de C.V. (1995)	Mexico
TSC South America, Inc. (1996)	Delaware
TSC Columbia, Inc. (1996)	Delaware
TSC Europe (U.K.) Ltd (1999)	England
Zamba Solutions LLC (2004)	Delaware
TSC Canada Corp. f/k/a Zamba Solutions Canada Inc. (2004)	Canada